UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A
Amendment No. 3

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

CYTRX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	58-1642740
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

11726 San Vicente Blvd, Suite 650,
Los Angeles, California	90049
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Capital Market

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.
On July 12, 2016, CytRx Corporation and American Stock Transfer & Trust Company entered into Amendment No. 3 (the "Amendment") to that Shareholder Protection Rights Agreement dated as of April 16, 1997, as amended (as previously amended, the "Rights Agreement"). Pursuant to the third amendment, the "Expiration Time" in Section 1.1 of the Rights Agreement is amended to mean the earliest of (i) the Exchange Time (as defined in the Rights Agreement), (ii) April 16, 2022 and (iii) upon the merger of CytRx Corporation into another corporation pursuant to an agreement entered into prior to a "Flip-In Date."
The form of Rights Agreement and the Amendments included as Exhibits 4.1, 4.2, 4.3, and 4.4, respectively, are incorporated herein by reference in their entirety.

Item 2. Exhibits.
Exhibit No.	Description
4.1
Shareholder Protection Rights Agreement, dated as of April 16, 1997, between Cytrx Corporation and American Stock Transfer & Trust Company (which includes as Exhibit A thereto the Form of Right Certificate) (incorporated by reference to Exhibit 99.1 to registrant's Current Report on Form 8‑K filed with the Securities and Exchange Commission on April 17, 1997)

4.2	Amendment No. 1 to Shareholder Protection Rights Agreement (incorporated by reference to Exhibit 4.2 to registrant's Annual Report on Form 10-K filed on April 1, 2002)

4.3	Amendment No. 2 to Shareholder Protection Rights Agreement (incorporated by reference Exhibit 4.3 to to registrant's Annual Report on Form 10‑K filed on April 2, 2007)

4.4	Amendment No. 3 to Shareholder Protection Rights Agreement (incorporated by reference to Exhibit 4.1 to registrant's Quarterly Report on Form 10-Q filed on November 9, 2016)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Company Name

Date: March 7, 2017	By:	/s/ STEVEN A. KRIEGSMAN
Name: Steven A. Kriegsman
Title: Chairman and Chief Executive Officer